Exhibit 99.1

BURGER KING WORLDWIDE, INC. ANNOUNCES CLOSE OF TRANSACTION WITH JUSTICE HOLDINGS LIMITED;

BURGER KING WORLDWIDE TO LIST ON NYSE TODAY UNDER TICKER SYMBOL “BKW”

MIAMI – June 20, 2012 – Burger King Worldwide, Inc. (“Burger King Worldwide”) today announced the consummation of its business combination with a subsidiary of Justice Holdings Limited (“Justice”). Burger King Worldwide will commence trading on the New York Stock Exchange today under the ticker symbol “BKW.”

As a result of the closing of the transaction, 3G Capital, a global investment firm and Burger King Worldwide’s principal stockholder, received approximately $1.4 billion in cash and will continue as the majority shareholder with an approximately 71% stake in the combined publicly traded company. The former Justice shareholders and Justice founders now own approximately 29% of the combined publicly traded company.

As previously announced, and as part of the business combination transaction, Martin E. Franklin and Alan Parker, former Justice directors, have joined the Board of Directors at Burger King Worldwide, along with all of the existing Burger King Worldwide Holdings board members. Martin E. Franklin is the Founder and Executive Chairman of Jarden, a NYSE-listed, diversified consumer products company, for which he previously served as its Chief Executive Officer. Alan Parker was previously the Chief Executive of Whitbread PLC, the UK’s largest hotel and restaurant company.

Tegris Advisors acted as lead mergers and acquisitions financial advisors to Justice on the transaction. Barclays Capital Inc. rendered a fairness opinion to Justice’s Board of Directors. Kirkland & Ellis LLP acted as legal counsel to Burger King Worldwide and 3G Capital. Greenberg Traurig, P.A. and Sullivan & Cromwell LLP acted as legal counsel to Justice on the transaction.

Copies of the prospectus relating to the Burger King Worldwide shares distributed to Justice shareholders may be obtained from Investor Relations, Burger King Worldwide, Inc., 5505 Blue Lagoon Drive, Miami, Florida 33126.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, any securities, nor will there be any sale of securities in any state or other jurisdiction in which such offer, solicitation or sale is not permitted.

Contacts

For Burger King

Miguel Piedra

Vice President, Global Communications

305.378.7277

For 3G Capital

Steve Lipin / Jayne Rosefield, Brunswick Group LLC

212.333.3810

About Burger King Worldwide

Founded in 1954, BURGER KING® (NYSE: BKW) is the second largest fast food hamburger chain in the world. The original HOME OF THE WHOPPER®, the BURGER KING® system operates in over 12,500 locations serving over 11 million guests daily in 82 countries and territories worldwide. Approximately 90 percent of BURGER KING® restaurants are owned and operated by independent franchisees, many of them family-owned operations that have been in business for decades. To learn more about Burger King Worldwide, please visit the company’s website at www.bk.com or follow us on Facebook and Twitter.

About Justice Holdings Limited

Justice Holdings Limited is a publicly listed investment vehicle which completed its IPO in February 2011. Justice’s objective was to consummate a transaction of $2 billion to $10 billion in Total Enterprise Value to create long-term shareholder value for Justice shareholders. As a result of the transaction with Burger King and the distribution of Burger King stock to Justice shareholders, Justice has requested that its shares be delisted from trading on the London Stock Exchange.

About 3G Capital

3G Capital is a global investment firm focused on long-term value, with a particular emphasis on maximizing the potential of brands and businesses. The firm and its partners have a strong history of generating value through operational excellence, board involvement, deep sector expertise and an extensive global network. 3G Capital works in close partnership with management teams at its portfolio companies and places a strong emphasis on recruiting, developing and retaining top-tier talent. 3G Capital’s main office is in New York City. For more information on 3G Capital and the transaction, please go to http://www.3g-capital.com.